Exhibit L

                       EASTERN UTILITIES ASSOCIATES
                 COMPUTATION OF 1999 ANNUAL EQUITY RETURN
                                 ($000's)
                       Blackstone
                         Valley   Eastern  Montaup  Newport
                        Electric  Edison   Electric Electric
                        Company   Company  Company   Corp.    Elim.  Consol.
REVENUES-1997           $130,202  $259,617 $324,668 $59,455  $293,862 $480,080
 LESS: FUEL & P. POWER    80,505   174,087           33,743   288,335
 EQUIP. RENTALS            2,369     1,864      105   1,189     5,527
 NET REVENUES             47,328    83,666  324,563  24,523           $480,080
 % OF CONS. REVENUES       9.86%    17.43%   67.60%   5.11%            100.00%
 100.00%
 RETURN ON COMMON EQUITY  11.43%    11.50%   11.10%  11.40%
 WEIGHTED COST
 OF COMMON EQUITY          1.13%     2.00%    7.50%    .58%              11.21%